Exhibit 10.12

EMPLOYMENT AGREEMENT

BY AND BETWEEN

FIRST PERSON, INC.

AND

ADAM SCHOENBERG

This Employment Agreement (this “Agreement”) is entered into as of January 1, 2022 (the “Effective Date”), by and between First Person, Inc., a Delaware corporation (the “Company”), and Adam Schoenberg (the “Executive”).

WHEREAS, the Company desires to enter into a new agreement embodying the terms of the Executive’s continued employment with the Company as its Chief Marketing Officer; and

WHEREAS, the Executive desires to continue employment with the Company, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1. Certain Definitions. Capitalized terms shall have the meanings set forth on Exhibit A attached hereto and incorporated into this Agreement by reference.

2. Term of Employment. This Agreement shall become effective and the Executive’s employment with the Company shall commence hereunder as of the Effective Date and this Agreement shall remain in effect until the Executive’s employment with the Company is terminated pursuant to Section 6 of this Agreement (the “Term of Employment”).

3. Executive’s Duties and Obligations.

(a) Duties. The Executive shall serve as the Company’s Chief Marketing Officer. The Executive shall be responsible for all powers and duties customarily associated with that office or position in a publicly-traded company. The Executive shall report directly to the Company’s Chief Executive Officer and shall be subject to reasonable policies established by the Company and the Parent Company.

(b) Location of Employment. The Executive’s principal place of business shall be at the Executive’s office in New York, New York. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties shall require frequent travel from time to time.

(c) Confidentiality and Assignment Agreement. In consideration of the covenants contained herein, the Executive shall execute concurrently with the execution of this Agreement, and agrees to be bound by, that certain Employee Confidentiality and Assignment Agreement (the “Confidentiality Agreement”) attached to this Agreement as Exhibit B and incorporated into this Agreement by reference. The Executive shall comply at all times with the covenants (including, without limitation, covenants not to compete and not to solicit employees) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing the confidentiality and assignment of the Company’s proprietary information. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

4. Devotion of Time to the Company’s Business.

(a) Full-Time Efforts. During the Term of Employment, the Executive shall devote substantially all of his business time, attention and effort to the affairs of the Company, excluding any periods of disability, vacation, or sick leave to which the Executive is entitled, and shall use his reasonable best efforts to perform the duties properly assigned to him hereunder and to promote the interests of the Company.

(b) Other Activities. The Executive may serve on corporate, civic, or charitable boards or committees with the prior approval of the Board, deliver lectures, fulfill speaking engagements, and may manage personal investments that do not give rise to a conflict of interest through the Executive’s investment in direct competitors of the Company; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement. The Executive’s passive investment in securities of a publicly-held company will not be considered to give rise to a conflict of interest if the Executive owns not more than 5% of the outstanding securities of such publicly-held company.

5. Compensation and Benefits.

(a) Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of not less than $150,000 per annum (“Base Salary”). The Executive’s Base Salary shall be reviewed at least annually for the purposes of determining increases, if any, based on the Executive’s performance, the performance of the Company, the then-prevailing salary scales for comparable positions, inflation, and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement. The Company may not reduce the Executive’s Base Salary (after taking into account any increase in Base Salary) without the Executive’s consent unless the Company reduces the annual base salary of all members of the Company’s senior management team on a substantially equivalent basis.

(b) Cash Bonuses. In addition to Base Salary, for each full Fiscal Year during the Term of Employment, the Executive shall be eligible to earn an annual cash bonus (“Annual Bonus”) in accordance with the terms hereof and the terms of any annual cash bonus incentive plan maintained for the Company’s key executive officers, as amended from time to time (the “Cash Bonus Plan”). Except as provided in Section 6 of this Agreement, the Executive will not be eligible to receive an Annual Bonus for a Fiscal Year unless the Executive remains in continuous employment with the Company through the date on which such Annual Bonus is paid. During the first quarter of each Fiscal Year, the Compensation Committee, in consultation with the Board, shall establish threshold, target, and maximum performance goals for such Fiscal Year in accordance with the terms of the Cash Bonus Plan. If the target performance goals for a Fiscal Year are attained, then the Annual Bonus for such Fiscal Year shall be not less than 20% of the Executive’s Base Salary and if the maximum performance goals for a Fiscal Year are attained, the Annual Bonus for such Fiscal Year shall be equal to 100% of the Executive’s Base Salary, unless the Compensation Committee (with approval from the Board) determines extraordinary circumstances justify a larger Annual Bonus. At the conclusion of the Fiscal Year the Compensation Committee will review performance relative to the performance goals and if the Compensation Committee determines that the Executive has earned an Annual Bonus for a Fiscal Year, the Company will pay the Annual Bonus to the Executive on or before March 15 of the year following the end of the year for which the Annual Bonus is earned.

(c) Equity Awards. The Executive shall be eligible to receive grants of Equity Awards each year pursuant to any long-term incentive plan or plans that may be established by the Company’s Parent Company for its senior executive employees, as may be amended from time to time. The type of Equity Awards, vesting conditions, and the number of shares of the common stock subject to such annual grant of Equity Awards shall be determined by the Compensation Committee in its sole discretion.

(d) Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to other full-time employees on substantially the same basis that such benefits are provided to such senior executives of a similar level or to other full-time employees (including, without limitation profit-sharing, savings and other retirement plans or programs (e.g., a 401(k) plan), long-term cash incentive plan, program, or arrangement, medical, dental, hospitalization, vision, short-term and long-term disability, and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other fringe benefit or employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded); provided, however, that during the Term of Employment, the Executive shall not be eligible to participate in any generally available severance benefit plan, program, or arrangement sponsored or maintained by the Company. Nothing in this Section 5(d) of this Agreement shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs, or arrangements and the Company reserves the right to amend, modify, or terminate any such fringe or employee benefit plan.

(e) Vacations. During the Term of Employment, the Executive shall be entitled to up to six (6) weeks paid vacation each calendar year (up to one (1) week of which may be carried forward to a succeeding year), or such greater amount as may be earned under the Company’s standard vacation policy in effect from time to time.

(f) Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business-or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies, and procedures applicable to other senior executives of the Company or the Parent Company.

6. Termination of Employment. The Term of Employment shall be automatically terminated upon the first to occur of the following:

(a) Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

(b) Disability. If the Executive is Disabled, the Company may terminate the Executive’s employment due to such Disability upon delivery of written notice to the Executive. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, if the Executive’s employment is terminated pursuant to this Section 6(b), his employment will not constitute a termination of employment by the Company without Cause.

(c) Termination by the Executive Without Good Reason. The Executive may terminate his employment for any reason other than Good Reason upon his delivery of written notice to the Company at least thirty (30) days prior to his Date of Termination.

(d) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) the Executive terminates his employment with the Company after the expiration of such cure period but not later than sixty (60) days after the expiration of such cure period.

(e) Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon delivery of written notice to the Executive at least thirty (30) days prior to the Date of Termination.

(f) Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Executive’s employment if (i) no fewer than fifteen (15) days prior to the Date of Termination, the Company provides the Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of the Executive’s employment for Cause, including a reasonably detailed description of the acts or omissions that the Board believes constitute Cause; and (ii) the Executive fails to cure the acts or omissions that constitute Cause within fifteen (15) days after receiving such Notice of Consideration.

7. Compensation and Benefits Payable Upon of Termination of Employment.

(a) Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason, the Executive (or his estate following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through his Date of Termination plus his accrued but unused vacation days at the Executive’s Base Salary in effect as of his Date of Termination; plus (ii) any other benefits or rights the Executive has accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company (including any vested rights the Executive may have to outstanding Equity Awards pursuant to the terms of such Equity Awards). Except as provided in Section 7(b) or (c) below or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following his Date of Termination.

(b) Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated due to his death or Disability, the Executive (or his estate following the Executive’s death) shall receive the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to his Termination Date payable at the same time such annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Cash Bonus Plan;

(c) Termination of Employment by the Company without Cause or by the Executive for Good Reason. In addition to the compensation and benefits payable under Section 7(a) above, if the Executive’s employment is terminated (i) by the Company without Cause, or (ii) by the Executive for Good Reason and the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 8 of this Agreement, then the Executive (or his estate following the Executive’s death) shall receive:

(i)	the Executive’s accrued but unpaid Annual Bonus, if any, for the Fiscal Year ended prior to his Termination Date payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Cash Bonus Plan;

(ii)	the Annual Bonus, if any, payable for the Fiscal Year in which the Executive’s employment is terminated based on actual Fiscal Year performance (pro-rated for the period of employment during such Fiscal Year through the Date of Termination) payable at the same time annual bonuses for such Fiscal Year are paid to other key executives of the Company pursuant to the terms of the Cash Bonus Plan;

(iii)	if the Executive’s Date of Termination does not occur during the Post-Change of Control Period:

(a)	A lump sum payment upon his Date of Termination in an amount equal to the sum of (I) twenty-four (24) months of the Executive’s Base Salary in effect as of his Date of Termination (without regard to any reduction in Base Salary that constitutes Good Reason), and (II) the amount equal to the product of two (2) times the average Annual Bonus earned by the Executive for the three (3) most recent complete Fiscal Years preceding the Date of Termination; provided, however, if the Date of Termination occurs prior to the completion of three (3) full Fiscal Years in which the Executive was eligible for an Annual Bonus, then the amount shall be determined on the basis of the number of Fiscal Years completed at that time;

(b)	reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, his spouse and eligible dependents under the Company’s group health, dental, and vision plans for the lesser of twelve (12) months or the maximum COBRA continuation period; and

(iv)	if the Executive’s Date of Termination occurs during the Post-Change of Control Period:

(a)	A lump sum payment upon his Date of Termination in an amount equal to the sum of (I) twenty-four (24) months of the Executive’s Base Salary in effect as of his Date of Termination (without regard to any reduction in Base Salary that constitutes Good Reason), and (II) the amount equal to the product of two (2) times the average Annual Bonus earned by the Executive for the three (3) most recent complete Fiscal Years preceding the Date of Termination; provided, however, if the Date of Termination occurs prior to the completion of three (3) full Fiscal Years in which the Executive was eligible for an Annual Bonus, then the amount shall be determined on the basis of the number of Fiscal Years completed at that time; and

(b)	reimbursement of the COBRA premiums, if any, paid by the Executive for continuation coverage for the Executive, his spouse and eligible dependents under the Company’s group health, dental and vision plans for the lesser of eighteen (18) months or the maximum COBRA continuation period; and

(c)	the status of the Executive’s outstanding Equity Awards will be determined in accordance with the long-term incentive plan in effect on the Date of Termination.

Notwithstanding the foregoing, no payment that is otherwise required to be paid to the Executive pursuant to this Section 7(c) before the Release becomes final, binding and irrevocable, shall be paid to the Executive until his Release becomes final, binding and irrevocable. In addition, if the Executive materially breaches this Agreement or the Executive’s Confidentiality Agreement, then the Company’s continuing obligations under this Section 7(c) shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

8. Release. As a condition of receiving the compensation and benefits described in Section 7(c) of this Agreement, the Executive must execute a general waiver and release of any and all claims against the Company, the Parent Company, and their respective shareholders, officers, directors, employees, and agents, arising out of the Executive’s employment with the Company or the Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex, or race discrimination to the extent permitted by law), excepting (i) claims based on breach of the Company’s obligations to pay the compensation and benefits described in Sections 5 or 7 of this Agreement, (ii) claims arising under the Age Discrimination in Employment Act after the date the Executive signs such release, and (iii) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which the Executive is otherwise entitled in accordance with this Agreement and the Company’s Certificate of Incorporation or Bylaws or other agreement between the Executive and the Company (the “Release”). Such Release shall be in a form tendered to the Executive by the Company within five (5) business days following the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act. The compensation and benefits described in Section 7(c) of this Agreement will not be paid to the Executive if the Executive fails to execute the Release within the time frame specified in such Release, if the Executive revokes the Release within the applicable revocation period set forth in such Release, or if the Release does not become final, binding, and irrevocable within sixty (60) days following the Executive’s Date of Termination.

9. Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by the Executive as the result of self-employment or employment by another employer or otherwise.

10. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email, or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Company:

First Person, Inc.

Attention: Jan Campbell

Suite 1840, 444 – 5 Ave SW

Calgary, AB, T2P 2T8

jcampbell@complyinc.ca

If to the Executive:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

11. Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state, or local withholding or other taxes.

12. Arbitration.

(a) If the parties are unable to resolve any dispute or claim relating directly or indirectly to this Agreement, the Confidentiality Agreement, or any dispute or claim between the Executive and the Company, the Parent Company and any of their subsidiaries or any of their respective officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 12. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

(b) The Dispute shall be resolved by a single arbitrator in an arbitration administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules and Procedures (the “JAMS Rules”) judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(c) Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 12 in order to assert such counterclaim(s).

(d) The arbitration shall be filed with the office of the JAMS located in California or such other JAMS office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the JAMS Rules as in effect at the time of the arbitration hearing. In addition, the following rules and procedures shall apply to the arbitration:

(i)	The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 12.

(ii)	The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(iii)	The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(iv)	If the Executive commences the arbitration, he will only be required to pay the cost equivalent to filing a legal action in a court of competent jurisdiction; the Company shall be responsible for the balance of the costs. The prevailing party in any arbitration shall be entitled to their reasonable attorneys’ fees and expenses.

(v)	Except as provided in the last sentence of Section 12(a) above, the provisions of this Section 12 shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 12 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California without regard to the application of choice of law rules.

(b) Entire Agreement. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance, or other payments contingent upon the Executive’s termination of employment, whether written or otherwise.

(c) Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d) Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of the Company. This Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(f) Successors and Assigns; Nonalienation of Benefits. Except as provided in Section 13(e) above, in the case of the Company, or to the Executive’s estate and heirs in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or his estate, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void, and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or other charge.

(g) Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(h) Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

14. Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(b) Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 14 shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7(c) of this Agreement) provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) If under this Agreement, any amount is to be paid in two or more installments, each such installment shall be treated as a separate payment for purposes of Code Section 409A.

15. Excess Parachute Excise Tax.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Code Section 280G(b)(2)(A)(i) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 15) (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state, and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the highest exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock, restricted stock units, and performance shares, performance units, or other similar Equity Awards on a pro rata basis.

(b) All determinations required to be made under this Section 15, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

16. Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable, and that the Executive has received a copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on ________________, 2022.

FIRST PERSON, INC.

By:
Name:	Cory Rosenberg
Title:	CEO & President

EXECUTIVE

EXHIBIT A

(a) “Annual Bonus” shall have the meaning set forth in Section 5(b) of this Agreement.

(b) “Base Salary” shall have the meaning set forth in Section 5(a) of this Agreement.

(c) “Board” means the Board of Directors of the Parent Company.

(d) “Cash Bonus Plan” shall have the meaning set forth in Section 5(b) of this Agreement.

(e) “Cause” means one or more of the following:

(i)	The Executive’s willful and continuous failure to perform his essential duties hereunder or the lawful directives of the Board (other than as a result of illness or injury);

(ii)	The Executive’s willful misconduct or gross negligence in the performance of his duties hereunder that directly, the could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business, or finances of the Company;

(iii)	The conviction of, or plea of nolo contendere by, the Executive to a felony or a crime involving moral turpitude that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business, or finances of the Company;

(iv)	The Executive’s material breach of his obligations under the Confidentiality Agreement;

(v)	The Executive’s willful material violation of the Company policies that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business, or finances of the Company; or

(vi)	The Executive’s commission of any willful acts of personal dishonesty in connection with his responsibilities as an employee of the Company that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business, or finances of the Company.

(f) “Change of Control” means the occurrence of any one of the following events.

(i)	any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Parent Company or any subsidiary of the Parent Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Parent Company or any subsidiary of the Parent Company, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Parent Company in substantially the same proportions as their ownership of stock of the Parent Company, directly or indirectly acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Parent Company’s then outstanding securities;

A-1

(ii)	the consummation of a reorganization, merger, statutory share exchange, consolidation, or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Parent Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Parent Company or all or substantially all of the Parent Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Parent Company’s voting securities immediately prior to such Business Combination; or

(iii)	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) acquires all or substantially all of the assets of the Parent Company within any twelve (12) consecutive month period.

Notwithstanding the forgoing, none of the foregoing events shall constitute a Change of Control of the Company unless such event also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(g) “Change of Control Date” means any date after the date hereof on which a Change of Control occurs.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i) “Code” means the U.S. Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(j) “Compensation Committee” means the compensation committee of the Parent Company’s board of directors or such other committee of the Parent Company’s board of directors that exercises the duties and responsibilities typically assigned to a compensation committee and if no such committee has been established, the Compensation Committee shall mean the Parent Company’s full board of directors .

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(k) “Confidentiality Agreement” means the Employee Confidentiality and Assignment Agreement between the Company and the Executive, a copy of which is attached to this Agreement as Exhibit B, pursuant to which the Executive has agreed to abide by certain covenants (including but not limited to covenants not to disclose confidential information or compete with the Company or solicit employees of the Company).

(l) “Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6 of this Agreement, or the Executive’s last date as an active employee of the Company before a termination of employment due to his death.

(m) “Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for 180 days (whether or not consecutive) within any twelve (12) consecutive month period.

(n) “Equity Awards” means stock options, stock appreciation rights, restricted shares, restricted stock units, deferred stock, performance shares or performance units or any other stock-based awards granted by the Parent Company to the Executive whether pursuant to the terms of an equity incentive plan or otherwise.

(o) “Fiscal Year” means the fiscal year of the Parent Company, which is the calendar year.

(p) “Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

(i)	the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties, or responsibilities;

(ii)	a material reduction in the Executive’s Base Salary without the Executive’s consent by the Company other than a reduction in the annual base salary of all members of the Company’s senior management team on a substantially equivalent basis;

(iii)	the relocation of the Executive’s principal office without his written consent to a location that increases the Executive’s one-way commute from his residence at the time such relocation becomes effective by more than 30 minutes;

(iv)	any material reduction in the Company’s willingness or obligation to indemnify the Executive against liability for actions (or inaction, as the case may be) in his capacity as an officer of the Company; or

(v)	a material breach of this Agreement by the Company.

(q) “Maximum Annual Bonus” shall have the meaning set forth in Section 5(b) of this Agreement.

(r) “Parent Company” means First Person Ltd., a company incorporated in Alberta, Canada.

(s) “Post-Change of Control Period” means the period beginning on the Change of Control Date and ending 24 months after the date of the related Change of Control.

(t) “Release” shall have the meaning set forth in Section 8 of this Agreement.

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EXHIBIT B

EMPLOYEE CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

B-1

First Person Inc.

Employee Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by First Person, Inc., I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning First Person, Inc. and its Affiliates’ (collectively, the “Company”) business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties. For purposes of this Agreement, “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, First Person, Inc. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of an entity’s management and policies, whether through the ownership of voting securities, by contract, or otherwise.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment. I will not, under any circumstances, (a) remove any source code of the Company from the premises of the Company or (b) remotely access any source code of the Company.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information. I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, ideas, concepts, methodologies, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company (including any Developments that relate or could relate to the more generalized industry in which the Company operates or is proposing to operate, whether or not it is directly applicable to the business of the Company) or any customer of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

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To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

8. Non-Solicitation; Non-Competition. Except as may be prohibited by law, during the Restricted Period (as defined below), I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers or business of the Company or any of its suppliers, or request or cause any of the above to cancel or terminate any part or their relationship with the Company or refuse to enter into any business relationship with the Company, (b) solicit, entice or attempt to persuade any employee, agent or consultant of the Company to leave the services of the Company for any reason or take any other action that may cause any such individual to terminate his or her employment with, or otherwise cease his or her relationship with, the Company, or assist in such hiring or engagement by another person or business entity, and/or (c) own, operate, manage, control, engage in, participate in, invest in, permit my name to be used by, act as a consultant or advisor to, render services for (alone or in association with any other person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly or indirectly, wholly or partly, competes with the Company’s business of supplying mushroom ingredients, producing and selling nutraceuticals, researching psychedelic mushrooms, and developing psychedelic mushroom products, anywhere in North America. For purposes of this Agreement, the term “Restricted Period” shall mean the period of time during which I am employed by the Company and a period of twelve (12) months immediately following the termination of my employment with the Company. In the event that I violate any of the provisions of this paragraph 8, I agree that the running of the Restricted Period will be extended by the time during which I engaged in such violation(s).

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9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to any other available remedies, shall be entitled to injunctive relief without the necessity of proving actual damages.

12. Use of Voice, Image and Likeness. I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and at any time thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed by an authorized officer of the Company, my employment with the Company may be terminated by the Company or me at any time and for any reason.

15. Return of Company Property. Upon termination of my employment with the Company, or at any time the Company requests, I will deliver immediately to the Company, will not delete or destroy, and will not keep in my possession, recreate, or deliver to anyone else, any and all property belonging to the Company, including any and all Proprietary Information in any form, stage or development or media, as well as devices and equipment belonging to the Company, Company credit cards, electronic data, and any other documents and property. I acknowledge that any of my non-work emails or information on the Company’s devises and equipment belong to the Company and I have the right to copy such information at any time prior to termination.

16. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

17. Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity in order to apprise such person or entity of the restrictions hereunder this Agreement.

18. Severability. In case any provisions or portions thereof contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent permissible under applicable law.

19. Interpretation. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the state where I will perform or have performed most of my services for the Company. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, representations, and understandings, whether oral or written, with respect to the subject matter hereof.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:
(Employee’s full name)

Type or print name:	Adam Schoenberg
Current Home Address:	85 East End Ave. Apt 8G	Date:	4/19	, 2022
NYC 10028
Private E-mail Address:	adamjschoenberg@gmail.com

EXHIBIT A

To:
(Company)

From:
(Employee)

Date:

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below: